EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hines Horticulture, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58561) on Form S-8 of Hines Horticulture, Inc. of our report dated June 28, 2007, with respect to the consolidated balance sheet of Hines Horticulture, Inc. as of December 31, 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Hines Horticulture, Inc.

Our report on the consolidated financial statements refers to Hines Horticulture, Inc.’s restatement of its consolidated financial statements for 2005 and 2004.

/s/ KPMG LLP

Costa Mesa, California
July 10, 2007